Exhibit 5.1

October 11, 2024

Frequency Electronics, Inc.

55 Charles Lindbergh Blvd.

Mitchel Field, New York 11553

Frequency Electronics, Inc.

Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Frequency Electronics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the Rollover Shares (as defined below). The Post-Effective Amendment amends the Company’s Registration Statement on Form S-8 (Registration No. 333-140938) filed by the Company with the Commission on February 28, 2007 and the Company’s Registration Statement on Form S-8 (Registration No. 333-188952) filed by the Company with the Commission on May 30, 2013 to register shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable under the Frequency Electronics, Inc. 2005 Stock Award Plan, as amended and restated (the “2005 Plan”). On October 8, 2024, the Company’s stockholders approved the Frequency Electronics, Inc. Stock Award Plan (the “Plan”), pursuant to which any shares of Common Stock (i) available under the 2005 Plan or (ii) subject to an award under the 2005 Plan that are forfeited, expire or otherwise terminate or are settled in cash or otherwise do no result in the issuance of all the shares subject to the award, may be used for awards under the Plan to the extent of the forfeiture, expiration, termination, cash settlement or non-issuance (the “Rollover Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things, (i) the Company’s Certificate of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the 2005 Plan, (iv) the Plan, (v) the Post-Effective Amendment, (vi) the resolutions of the Company’s Board of Directors approving the Plan and authorizing the registration and issuance of the Rollover Shares pursuant to the Plan and (vii) a certificate issued by the Secretary of State of the State of Delaware on the date hereof to the effect that the Company is existing under the laws of the State of Delaware and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials, without independent investigation of their accuracy.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.    The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.    The Rollover Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, the Rollover Shares will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware in effect on the date hereof. We do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ McGuireWoods LLP